Exhibit 99.5

April 14, 2006

Board of Directors

Knight-Ridder, Inc.

50 W. San Fernando St.

Suite 1500

San Jose, CA 95113

Re:	Initially Filed Registration Statement on Form S-4 of

The McClatchy Company

Ladies and Gentlemen:

Reference is made to our opinion letter, dated March 12, 2006, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.02-1/12 per share, of Knight-Ridder, Inc. (the “Company”) of the Consideration (as defined in the opinion letter) to be received by such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of March 12, 2006, between The McClatchy Company and the Company.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary of the Merger—Opinions of Financial Advisors,” “The Merger—Background of the Merger,” “The Merger—Consideration of the Merger by Knight Ridder” and “The Merger—Opinions of Knight Ridder Financial Advisors” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus/Information Statement included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)